Exhibit 10.10

December 23, 2016

Joseph M. Crabb
14624 N. Scottsdale Rd., Suite 300
Scottsdale, AZ 85254

Re: Incentive Compensation

Dear Joe:

In recognition of your continuing key role at Nuverra Environmental Solutions, Inc. (the “Company”), you shall be entitled to receive incentive compensation (“Incentive Compensation”) for the period starting on October 1, 2016 and ending on December 31, 2017 (the “IC Period”) in accordance with the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein without definition shall have the definitions ascribed to them in the employment agreement between you and the Company dated February 5, 2016 (the “Employment Agreement”).

1.
Incentive Compensation. You shall be entitled to receive Incentive Compensation, payable on the schedule set forth below, subject to your continued employment through each payment date (except as set forth in Section 4 of this Agreement) and certain exceptions as provided in Section 3 of this Agreement. The amount of the Incentive Compensation you receive will be determined based on the Company’s monthly performance (“Company Performance”), which shall consist of two metrics (the “Performance Metrics”): (a) the Company’s EBITDA, which shall be weighted at 80%, and (b) the Company’s Total Recordable Incident Rate (“TRIR”), which shall be weighted at 20%. The specific threshold, target, and maximum goals for each of the Performance Metrics are set forth on Exhibit A. The Company’ EBITDA and TRIR shall be determined, respectively, by the Company’s principal accounting officer and health and safety executive as soon as practicable after the end of each calendar month during the IC Period. For Company Performance at the target level, you will be entitled to receive Incentive Compensation for the entire IC period equal to $600,000 (“Target IC”). For Company Performance above or below the target level, your Incentive Compensation will be determined by application of linear interpolation; provided, however, that your Incentive Compensation will never exceed 150% of Target IC (or $900,000 for the entire IC period) and you will not receive any Incentive Compensation if Company Performance does not exceed the threshold level. You and the Company agree that the Company will pay you $46,530 of Incentive Compensation based on the attainment of Performance Metrics in the month of October 2016.

Payment of the Incentive Compensation is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in the Employment Agreement.

2.
Payment Schedule. The Incentive Compensation will be paid to you monthly. The payment of the Incentive Compensation based on Company Performance in the month of October 2016 will be made as soon as administratively practicable after the execution of this Agreement. The remaining monthly payments will be made as soon as administratively practicable following the final determination by the Company’s principal accounting officer and health and safety executive of the Performance Metrics for the preceding month. The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company.

3.
Forfeiture. Notwithstanding anything herein or in any other agreement to the contrary, if prior to the end of the IC Period you voluntarily terminate your employment with the Company, other than for Good Reason, or your employment is terminated by the Company for Cause, you agree that you shall forfeit all of your rights to payment of any Incentive Compensation not previously paid to you.

4.
Nonforfeiture. If your employment with the Company is terminated without Cause, by you for Good Reason, or by reason of your Disability or death, you shall remain eligible to receive payments of Incentive Compensation for the IC Period, subject to Section 5 of this Agreement.

5.
Release of Claims. Your right to receive payments of Incentive Compensation following your termination of employment by the Company without Cause or by you with Good Reason shall be contingent on your executing and not revoking a Release in the form set forth on Exhibit A to your Employment Agreement and your compliance with your obligations pursuant to Sections 13 and 14 of the Employment Agreement.

6.
409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

7.
Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

8.
Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under any employment or employment-related agreement or arrangement, or any existing severance agreements in place between you and the Company, including the Employment Agreement. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

9.
Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of the Chief Executive Officer, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

10.
Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and to cause your affiliates and representatives to, keep strictly confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure and that such advisors are bound by an equivalent obligation of confidentiality, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.
Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Arizona, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Arizona or federal court sitting in Maricopa County, Arizona in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in an Arizona state or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.
Tax. Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

13.
Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

14.
Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.
Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below.

Sincerely

Nuverra Environmental Solutions, Inc.

/s/ Mark D. Johnsrud
By: Mark D. Johnsrud
Title: CEO

ACCEPTED AND AGREED AS OF THE DATE BELOW:

/s/ Joseph M. Crabb

Date: December 23, 2016

Exhibit A

EBITDA Target Calculation
Month	Cumulative EBITDA Forecast (From B-Plan)	Threshold Requirement (50% of EBITDA)	Lower Band Requirement (75% of EBITDA)	Target Requirement (100% of EBITDA)	Higher Band Requirement (125% of EBITDA)	Maximum Requirement (150% of EBITDA)
Oct -16	6,038	3,019	4,528	6,038	7,547	9,057
Nov - 16	6,443	3,222	4,833	6,443	8,054	9,665
Dec - 16	6,848	3,424	5,136	6,848	8,560	10,273
Jan - 17	763	381	572	763	953	1,144
Feb - 17	1,513	757	1,135	1,513	1,891	2,270
Mar - 17	2,720	1,360	2,040	2,720	3,400	4,080
Apr - 17	4,036	2,018	3,027	4,036	5,045	6,054
May - 17	5,536	2,768	4,152	5,336	6,920	8,305
Jun - 17	7,175	3,587	5,381	7,175	8,968	10,762
Jul - 17	8,609	4,304	6,457	8,609	10,761	12,913
Aug - 17	10,601	5,301	7,951	10,601	13,252	15,902
Sep - 17	12,711	6,355	9,533	12,711	15,889	19,066
Oct - 17	15,033	7,517	11,275	15,033	18,792	22,550
Nov - 17	17,542	8,771	13,156	17,542	21,927	26,313
Dec - 17	20,293	10,146	15,219	20,293	25,366	30,439

TRIR Target Calculation
Month	YTD TRIR Threshold Requirement (50%)	YTD TRIR Lower Band Requirement (75%)	YTD TRIR Target Requirement (100%)	YTD TRIR Higher Band Requirement (125%)	YTD TRIR Maximum Requirement (150%)
Oct -16	3.12	2.08	1.56	1.25	1.04
Nov - 16	3.12	2.08	1.56	1.25	1.04
Dec - 16	3.12	2.08	1.56	1.25	1.04
Jan - 17	2.99	1.996	1.50	1.20	1.00
Feb - 17	2.99	1.996	1.50	1.20	1.00
Mar - 17	2.99	1.996	1.50	1.20	1.00
Apr - 17	2.99	1.996	1.50	1.20	1.00
May - 17	2.99	1.996	1.50	1.20	1.00
Jun - 17	2.99	1.996	1.50	1.20	1.00
Jul - 17	2.99	1.996	1.50	1.20	1.00
Aug - 17	2.99	1.996	1.50	1.20	1.00
Sep - 17	2.99	1.996	1.50	1.20	1.00
Oct - 17	2.99	1.996	1.50	1.20	1.00
Nov - 17	2.99	1.996	1.50	1.20	1.00
Dec - 17	2.99	1.996	1.50	1.20	1.00